Exhibit 10.1

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

among

Republic Bank & Trust Company,
a Kentucky bank and trust company,

and

H&R Block Bank,
a federal savings bank,

and

Block Financial LLC,
a Delaware limited liability company,

Dated as of July 11, 2013.

TABLE OF CONTENTS
PURCHASE AND ASSUMPTION AGREEMENT
ARTICLE I    1
DEFINITIONS    1
1.01. Certain Definitions    1
ARTICLE II    10
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES    10
2.01. Purchase of Assets    10
2.02. Excluded Assets    10
2.03. Assumed Liabilities    11
2.04. Excluded Liabilities    11
2.05. Nonassignable Contracts and Rights    12

ARTICLE III    13
CLOSING AND TRANSFER AMOUNT    13
3.01. Closing    13
3.02. Transfer Amount    13
3.03. Post-Closing Transfer Calculation.    14
3.04. Final Settlement    14
3.05. Purchase Price Allocation    15
3.06. Prorations    15
3.07. Custodial Accounts    15

ARTICLE IV    16
REPRESENTATIONS AND WARRANTIES OF HRB BANK AND BLOCK FINANCIAL    16
4.01. Organization and Authority.    16
4.02. Execution and Delivery.    16
4.03. Capitalization of Bank    17
4.04. Compliance with Laws, Permits and Instruments.    17
4.05. Financial Statements    18
4.06. Undisclosed Liabilities    18
4.07. Litigation    18
4.08. Consents and Approvals    18
4.09. Title to Properties    18
4.10. Absence of Certain Changes or Events    19

i

4.11. Contracts.    19
4.12. Taxes and Tax Returns.    20
4.13. No Material Adverse Change; No Damage    20
4.14. Evidences of Indebtedness    20
4.15. Physical Condition of Transferred Assets    21
4.16. Regulatory Compliance    21
4.17. Books and Records    21
4.18. Interest Rate Risk Management Instruments    21
4.19. Participations    21
4.20. Finder's Fee    21
4.21. Custodial Accounts    21
4.22. Trust Accounts    21
4.23. Deposits    21
4.24. Time Deposits    21
4.25. Disclosure    22

ARTICLE V    22
REPRESENTATIONS AND WARRANTIES OF REPUBLIC    22
5.01. Organization and Qualification    22
5.02. Execution and Delivery    22
5.03. Compliance with Laws, Permits and Instruments    23
5.04. Consents and Approvals    23
5.05. Financial Statements    23
5.06. Undisclosed Liabilities    23
5.07. Litigation    23
5.08. Regulatory Compliance    24
5.09. Finder's Fee    24
5.10. Association Rights    24
5.11. Disclosure    24

ARTICLE VI    24
COVENANTS    24
6.01. Conduct of the Business in the Ordinary Course    24
6.02. Required Acts    24
6.03. Prohibited Acts    25
6.04. Regulatory Approvals    25
6.05. Access to Information and Properties    26
6.06. Agreements and Consents    26
6.07. Fees and Expenses    26
6.08. Employees    27
6.09. Notification    27

6.10. Filings; Power of Attorney    27
6.11. Joint Marketing Master Services Agreement    27
6.12. Receivables Participation Agreement    27
6.13. BINs    27
6.14. Exclusive Dealing    27
6.15. Further Assurances    27

ARTICLE VII    28
POST-CLOSING    28
7.01. Affiliate Merger    28
ARTICLE VIII    28
CONDITIONS    28
8.01. Conditions to Obligations of HRB Bank and Block Financial    28
8.02. Conditions to Obligations of Republic    30

ARTICLE IX    32
TERMINATION, AMENDMENT, AND WAIVER    32
9.01. Termination    32
9.02. Effect of Termination    33

ARTICLE X    33
INDEMNIFICATION    33
10.01. HRB Bank's Indemnity    33
10.02. Republic Indemnity    34
10.03. Indemnity Procedure    34
10.04. Limitations on Indemnity    35
10.05. Exclusive Remedy    36

ARTICLE XI    36
TRANSITIONAL AND POST-CLOSING MATTERS    36
11.01. Notification to Customers    36
11.02. Payment of Instruments    36
11.03. Statements    37
11.04. Access to Records    37
11.05. Information Reporting    37

11.06. Transition    37

ARTICLE XII    38
GENERAL PROVISIONS    38
12.01. Amendment    38
12.02. Waiver    38
12.03. Survival of Representations and Warranties    38
12.04. Binding Effect; Assignment    38
12.05. Severability    38
12.06. Headings    38
12.07. Entire Agreement    38
12.08. Counterparts    39
12.09. Notices    39
12.10. Governing Law; Jurisdiction; Waiver of Jury Trial.    40
12.11. Third Party Beneficiaries    41
12.12. Specific Performance    41
12.13. Mutual Drafting    41
12.14. Interpretive Provisions    41

Signature Page    S-1

List of Schedules
Schedule 3.02 - Sample Purchase Price Calculation
Schedule 6.01 - Conduct of the Business in the Ordinary Course
Schedule 8.01(i) - Required Third Party Consents

List of Exhibits
Exhibit A - Assignment and Assumption of Deposit Liabilities Agreement
Exhibit B - Assignment and Assumption of Assumed Contracts Agreement
Exhibit C - Bill of Sale
Exhibit D - Assignment and Assumption of Loans Agreement
Exhibit E - Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts
Exhibit F - Limited Power of Attorney

PURCHASE AND ASSUMPTION AGREEMENT
THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of July 11, 2013, is made by and among Republic Bank & Trust Company, a Kentucky bank and trust company with its main office located in Louisville, Kentucky (“Republic”), H&R Block Bank, a federal savings bank with its main office located in Kansas City, Missouri (“HRB Bank”), and Block Financial LLC, a Delaware limited liability company and the sole shareholder of HRB Bank (“Block Financial”).
RECITALS
A.    Republic desires to purchase and assume, and HRB Bank desires to sell and transfer, certain assets and liabilities, including all deposit liabilities, of HRB Bank as further set forth in this Agreement (the “P&A Transaction”).

B.    Immediately prior to the closing of the P&A Transaction, HRB Bank will convert to a national banking association (the “Conversion”) and immediately following the closing of the P&A Transaction, HRB Bank will merge with and into Block Financial (the “Affiliate Merger”). The Conversion, the P&A Transaction and the Affiliate Merger will occur in immediate succession on the same date.

C.    Republic has previously applied to convert to a national banking association (the “Republic Conversion”).

D.    Because the Conversion and the Republic Conversion will occur prior to the P&A Transaction, HRB Bank and Republic will each be a national banking association at the time of closing of the P&A Transaction.
AGREEMENT
ACCORDINGLY, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.01.     Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 3.03(b).
“Accrued Interest” means (a) with respect to the Deposits, the interest that has been accrued but not paid on or credited to the Deposits, and (b) with respect to the Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Loans but not paid by the borrower, or if applicable, a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Loan.
“ACH” means the Automated Clearing House system.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and “ownership” means the direct or indirect beneficial ownership of more than 20% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 20% of the voting and/or equity interest.
“Affiliate Merger” has the meaning set forth in the Recitals.
“Approving Authorities” means, collectively or individually, as applicable, the OCC, the Board of Governors of the Federal Reserve System and any other Governmental Entity whose approval is necessary or appropriate for Republic or HRB Bank to consummate the transactions contemplated hereby.
“Assumed Contracts” has the meaning set forth in Section 4.11(b).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“ATM” means the automated teller machine owned by HRB Bank, which is located at One H&R Block Way, Kansas City, MO 64105.
“Bank Office” means the sole location of HRB Bank located at One H&R Block Way, Kansas City, MO 64105.
“Beneficial Rights” has the meaning set forth in Section 2.05.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“BINs” means the existing bank identification numbers for the Emerald Cards, HRB Gift Cards and HRB Incentive Cards.
“Block Financial” has the meaning set forth in the opening paragraph.
“Block Financial Capital Contribution” means a capital contribution by Block Financial to HRB Bank of sufficient cash to pay the Estimated Transfer Amount at the Closing.
“Brokered Deposits” means all Deposits that have been placed through a broker or other intermediary for which HRB Bank has incurred liability for payment of a commission or other remuneration to such broker or intermediary.
“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions located in the Commonwealth of Kentucky are authorized by Law to close.

“Call Report Instructions” means, as of any date, the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council.
“Claim Notice” has the meaning set forth in Section 10.03(a).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” means the unfunded portion of a line of credit or other unfunded commitment to make a Consumer Loan (or additional advances with respect to a Consumer Loan) as reflected on the books and records of HRB Bank, that was legally binding on HRB Bank as of the Closing Date.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
“Constituent Documents” means collectively or individually, as the case may be, the Charter and/or the Bylaws (and/or any equivalent governing documents) of a Person.
“Consumer Loans” means all Loans made primarily for personal, family or household purposes (excluding, however, all Residential Mortgage Loans), including but not limited to all Emerald Advances for the current tax season, all Emerald Advances for any prior tax season, all Secured Credit Card Accounts, all Secured Credit Card Receivables, all Unsecured Credit Card Accounts, and all Unsecured Credit Card Receivables (in each case regardless of whether a participation interest in such Emerald Advances, Secured Credit Card Accounts, Secured Credit Card Receivables, Unsecured Credit Card Accounts or Unsecured Credit Card Receivables has been sold to a third party).
“Contract” shall mean any contract, agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its assets or business.
“Conversion” has the meaning set forth in the Recitals.
“Custodial Account” has the meaning set forth in Section 3.07.
“Damages” has the meaning set forth in Section 10.01.
“Deposits” mean all deposit liabilities of HRB Bank, which are defined as deposits in the FDIA, including in each case collected and uncollected Deposits plus Accrued Interest.

“Divestiture Transaction” means the Conversion, the P&A Transaction and the Affiliate Merger, collectively.
“EFS” means Emerald Financial Services, LLC, a Delaware limited liability company.
“Emerald Advance” means each H&R Block Emerald Advance line of credit account established pursuant to an agreement between HRB Bank and any individual.
“Emerald Cards” means the prepaid cards issued under the brand name “Emerald Card” by HRB Bank.
“Estimated Transfer Amount” has the meaning set forth in Section 3.02(d).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“Federal Reserve Borrowings” means all borrowings of HRB Bank from the Federal Reserve Bank of Kansas City.
“FHLB Advances” means all borrowings of HRB Bank from the Federal Home Loan Bank of Des Moines.
“Final Settlement Date” has the meaning set forth in Section 3.04.
“Final Transfer Amount” has the meaning set forth in Section 3.03(a).
“Final Transfer Payment” has the meaning set forth in Section 3.04.
“GAAP” means generally accepted accounting principles as in effect in the United States.
“Governmental Entity” means any United States, foreign, federal, state or local court, tribunal, judicial body, arbitral body, administrative agency or commission, or other governmental instrumentality.
“H&R Block” means, collectively, HRB and its subsidiaries.
“HRB” means H&R Block, Inc., a Missouri corporation.
“HRB Bank” has the meaning set forth in the opening paragraph. Following consummation of the Affiliate Merger, references to HRB Bank in this Agreement shall be deemed to refer to Block Financial, as successor to HRB Bank via merger.
“HRB Bank Disclosure Schedule” has the meaning set forth in Article IV.

“HRB Bank Indemnifying Parties” means HRB Bank and Block Financial.
“HRB Bank Indemnified Parties” has the meaning set forth in Section 10.02.
“HRB Bank's Knowledge” means the actual and imputed knowledge of Jeffrey Brown, Greg Macfarlane, Susan Ehrlich, Greg Quarles, Alana Neale, Jim Koger and Walter Pirnot.
“HRB Financial Statements” has the meaning set forth in Section 4.05.
“HRB Gift Cards” means the prepaid cards issued by HRB Bank and identified as “gift cards.”
“HRB Incentive Cards” means the prepaid cards issued by HRB Bank and identified as “incentive cards.”
“HRB Prepaid Cards” means the Emerald Cards, HRB Gift Cards and HRB Incentive Cards.
“HRB Prepaid Card Balances” means the balances on HRB Prepaid Cards.
“HRB Products” means HRB Products, LLC, a Missouri limited liability company.
“Indemnified Party” has the meaning set forth in Section 10.03.
“Indemnifying Party” has the meaning set forth in Section 10.03(a).
“Investment Securities” means all of the readily marketable investment securities in HRB Bank's investment portfolio.
“Joint Marketing Master Services Agreement” means the Joint Marketing Master Services Agreement, including the product schedules attached thereto, to be entered into by Republic, Block Financial and EFS concurrent with the Closing, pursuant to which EFS will provide certain services to Republic and will market and distribute Republic products and services.
“Law” means any federal or state law, statute, regulation, rule, or reporting or licensing requirement applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted, or enforced by any Governmental Entity.
“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, contingent or non-contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
“Lien” means any lien, pledge, claim, charge, security interest, mortgage, easement, covenant, restriction, or encumbrance of any nature whatsoever.

“Litigation” means any complaint, action, suit, proceeding, review, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry of any kind or nature, whether civil, criminal or administrative.
“Loans” means all of the following owed to or held by HRB Bank:
(a)All loans, funded portions of lines of credit or credit plans (whether revolving or not and whether commercial or consumer), including loans secured by Deposits, extensions of credit pursuant to a credit card plan or any other extensions of credit;

(b)All liens, rights (including rights of setoff), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (a) above, including those arising under or based upon all Records evidencing or securing a Loan (including any note, mortgage, deed of trust, security agreement, guarantee, other collateral documents, attorney opinions, all other tangible or electronic items relating to the Loans and all amendments, modifications, extensions or renewals of any of the foregoing), casualty insurance, gap/warranty and credit life insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (a) above; and

(c)All amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing, and any financing statements, participation agreements, subordination agreements, and intercreditor agreements related to any of the foregoing.

“MasterCard” means MasterCard Incorporated, a Delaware corporation.
“Material Adverse Change” with respect to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a material adverse effect on (a) the business, assets or financial position of such party, or results of operations of such party, or (b) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change, unless such event, change, or occurrence, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a disproportionate impact on the business, assets or financial position of such party, or results of operations of such party: (i) changes in GAAP or regulatory accounting requirements; (ii) changes in Laws of general applicability to companies in the U.S. banking, financial services or tax preparation industries; (iii) changes in global or national political conditions or general economic or market conditions (including changes in prevailing interest rates, and currency exchange rates) affecting other companies in the U.S. banking industry; or (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.

“Mortgage Holdings” means HRB Mortgage Holdings, LLC, a Delaware limited liability company.
“MRA” means any matter requiring attention identified in connection with a report of examination issued by a Governmental Entity.
“Non-Assigned Assets” has the meaning set forth in Section 2.05.
“Notice Period” has the meaning set forth in Section 10.03(a).
“OCC” means the Office of the Comptroller of the Currency.
“Operating Cash” means all teller working cash, petty cash, vault cash and any other cash of HRB Bank located at the Bank Office or in the ATM, as of the close of business on the Closing Date.
“Order” shall mean any MRA, order, injunction, judgment, decision, award, decree, ruling, writ, or administrative decision of any Governmental Entity.
“OREO” means all real property acquired by HRB Bank through foreclosure or satisfaction of judgments or indebtedness, together with all improvements, fixtures and appurtenances located thereon and owned by HRB Bank as of the Closing Date.
“Other Correspondent Accounts” means all deposit accounts of HRB Bank located at any other bank or financial institution, other than the UMB Correspondent Accounts.
“Overdrafts” means negative balances on Deposit accounts and HRB Prepaid Cards.
“P&A Transaction” has the meaning set forth in the Recitals.
“Pending Litigation” has the meaning set forth in Section 4.07.
“Permit” shall mean any permit, approval, authorization, certificate, easement, franchise, license, or right given by any Governmental Entity to any Person, or that is or may be binding upon or inure to the benefit of any Person, or its assets or business.
“Permitted Encumbrances” means ad valorem taxes for the current year not yet due or payable, prior mineral reservations and conveyances and any other exceptions, restrictions, easements, rights of way and non-monetary encumbrances which do not materially and adversely affect the value, marketability or present use of Real Property.
“Person” means an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or governmental entity and shall include any successor (by merger or otherwise) of such entity.

“Personal Property” means the ATM and all other equipment, furniture, appliances, fixtures, furnishings, computer equipment (hardware and software), materials, supplies, signs, structures, improvements and other items of tangible personal property (excluding the unused automated teller machine) owned by HRB Bank and located at the Bank Office, other than the Excluded Assets.
“Post-Closing Transfer Calculation” has the meaning set forth in Section 3.03(a).
“Pro Rata Adjustment” has the meaning set forth in Section 3.06.
“Real Property” means the real property leased by HRB Bank in which the Bank Office is located, together with all improvements, improvements in progress, fixtures and appurtenances located thereon or related thereto.
“Receivables Participation Agreement” means the Receivables Participation Agreement to be entered into by Republic and a subsidiary of Block Financial concurrent with the Closing, pursuant to which, from time to time, Republic will sell and such subsidiary will purchase participation interests in certain Loans and receivables originated by Republic.
“Records” means all books, records and files relating exclusively to the Transferred Assets and the Assumed Liabilities, in every format, in the possession of HRB Bank or any of its Affiliates, agents or service providers, but not those books, records and files relating to the Excluded Assets and Retained Liabilities.
“Republic” has the meaning set forth in the opening paragraph.
“Republic Conversion” has the meaning set forth in the Recitals.
“Republic Disclosure Schedule” has the meaning set forth in Article V.
“Republic Financial Statements” has the meaning set forth in Section 5.05.
“Republic Indemnified Parties” has the meaning set forth in Section 10.01.
“Republic's Knowledge” means the actual and imputed knowledge of Steven Trager, Kevin Sipes, William Nelson and John Rippy.
“Residential Mortgage Loans” means each first or second lien residential mortgage Loan including without limitation all of HRB Bank's right title and interest in and to such Loan, including, without limitation, the servicing rights and all escrows related to such Loan.
“Retained Contracts” means all Contracts of HRB Bank that are not set forth in Section 4.11(b) of the HRB Bank Disclosure Schedule.
“Retained Loans” means all Loans other than the Transferred Loans, including but not limited to Residential Mortgage Loans and any commercial and industrial Loans.

“Secured Credit Card Account” means each open-end credit account that is accessed by a credit card established pursuant to a cardholder agreement between HRB Bank and any individual, that is secured by a Deposit.
“Secured Credit Card Receivables” means all amounts shown on HRB Bank's records as amounts payable by obligors on any Secured Credit Card Account.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 10.03(a).
“Threshold Amount” has the meaning set forth in Section 10.04(a).
“Time Deposits” means Deposits that are time deposits or certificates of deposit.
“Transferred Assets” has the meaning set forth in Section 2.01.
“Transferred Loans” means all Consumer Loans, regardless of whether any such Consumer Loan has been written off on the books of HRB Bank or participated, in whole or in part, to a third party, including all Accrued Interest thereon.
"UMB Correspondent Account Balances" means the amount on deposit in the UMB Correspondent Accounts.
“UMB Correspondent Accounts” means the three deposit accounts of HRB Bank with UMB Bank, n.a. which are HRB Bank's primary operating and clearing accounts.
“Unsecured Credit Card Account” means each unsecured open-end credit account that is accessed by a credit card established pursuant to a cardholder agreement between HRB Bank and any individual.
“Unsecured Credit Card Receivables” means all amounts shown on HRB Bank's records as amounts payable by obligors on any Unsecured Credit Card Account.

ARTICLE II
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES
2.01.     Purchase of Assets. Subject to the terms, conditions, representations and warranties set forth in this Agreement, except with respect to the Excluded Assets, at the Closing, HRB Bank will sell, assign, transfer, grant, bargain, deliver and convey to Republic, and Republic will purchase and otherwise acquire from HRB Bank, HRB Bank's entire right, title and interest in and to the following assets (the “Transferred Assets”):

(a)     the Transferred Loans, and all Accrued Interest on the Transferred Loans;

(b)     the Overdrafts;

(c)     the Assumed Contracts;

(d)     the Records;

(e)     the Contracts associated with the Deposits (including the Brokered Deposits), the HRB Prepaid Cards and the Transferred Loans;

(f)     all ABA routing numbers, BINs, and customer account numbers, transit routing numbers, and any other account numbers used or held for use in connection with the Transferred Assets and/or the Assumed Liabilities;

(g)     all security and/or other deposits and prepaid expenses exclusively relating to the Transferred Assets; and

(h)     the UMB Correspondent Accounts.

2.02.     Excluded Assets. Notwithstanding anything to the contrary in Section 2.01, all of the assets of HRB Bank that are not Transferred Assets, and the following assets, will be retained by HRB Bank and are excluded from the Transferred Assets (the “Excluded Assets”):

(a)all Investment Securities;

(b)all Residential Mortgage Loans;

(c)all OREO;

(d)all commercial and industrial Loans;

(e)the Retained Contracts;

(f)HRB Bank's membership interest in EFS;

(g)HRB Bank's membership interest in Mortgage Holdings;

(h)HRB Bank's equity interest in any other subsidiary or other entity;

(i)HRB Bank's stock in the Federal Home Loan Bank of Des Moines (and any right to the proceeds of the redemption of such stock);

(j)all claims, demands or causes of action for refunds of taxes and governmental charges related to HRB Bank's business;

(k)HRB Bank's corporate seal, minute books, charter, corporate stock record books, tax records, organizational documents and such other books and records as pertain to the organization, taxation or capitalization of HRB Bank;

(l)any claims, demands or causes of action or rights associated with the Excluded Assets or the Excluded Liabilities;

(m)any intellectual property owned by, or licensed to, HRB Bank;

(n)the Other Correspondent Accounts;

(o)the Operating Cash;

(p)the Personal Property; and

(q)the Real Property.

2.03.     Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Republic will assume and agree to pay and perform, as and when due, those Liabilities of HRB Bank listed below in this Section 2.03 (the “Assumed Liabilities”):

(a)all Deposits;

(b)all HRB Prepaid Card Balances;

(c)the payment and performance of obligations and other liabilities (other than Excluded Liabilities) arising after the Closing Date relating to the Transferred Assets or the Assumed Contracts; and

(d)the obligations arising after the Closing Date under the Commitments.

2.04.    Excluded Liabilities. Except as and to the limited extent specifically set forth in Section 2.03, Republic is not assuming any Liabilities of HRB Bank. Notwithstanding the provisions in Section 2.03, HRB Bank is, and following the Closing HRB Bank will continue to be, legally responsible for all Liabilities of HRB Bank other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities include the following:

(a)any Liability arising out of or in connection with the business of HRB Bank or any transactions or series of transactions, any facts or series of facts existing, or any events or series of events to the extent they occurred on or prior to the Closing Date (other than the Liabilities expressly assumed by Republic pursuant to Section 2.03);

(b)any Liability with respect to employment or consulting agreements, pension, profit-sharing, welfare or benefit plans, or amounts owing for commissions or compensation, termination, severance or other payments to present or former employees, officers, managers or members of HRB Bank and/or to the spouse, dependents, and beneficiaries of such individuals, regardless of whether any such person is employed by HRB Bank or Republic following the Closing;

(c)any Liability of HRB Bank for any Taxes of any kind or nature, or any interest or penalties thereon, including, without limitation, any Tax obligations arising out of the transactions contemplated hereunder;

(d)all FHLB Advances (if any) and Federal Reserve Borrowings (if any);

(e)any Liability under or relating to the Retained Contracts;

(f)any Liability arising from or relating to the Excluded Assets;

(g)any Liability for commissions or other payments due to brokers on any Brokered Deposits accrued prior to the Closing Date;

(h)any Liabilities arising from or related to the Pending Litigation, which are expressly retained by HRB Bank and expressly excluded from the Assumed Liabilities to be assumed by Republic; and

(i)any fee payable by HRB Bank pursuant to its engagement letter with either of Goldman, Sachs. & Co. or First Annapolis Consulting, Inc.

2.05    Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, Permits, properties, rights or other assets (collectively, the “Non-Assigned Assets”) of HRB Bank shall be deemed sold, transferred or assigned to Republic pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Republic without the Consent of any other person or entity would be ineffective or would constitute a default or breach of Contract or a violation of any Law or Order, and such Consent is not obtained at or prior to the Closing. In such case, to the extent possible, (a) the beneficial interest in or to such Non-Assigned Assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Republic under this Agreement; and (b) pending such Consent, Republic shall discharge, as agent for HRB Bank, the obligations of HRB Bank under such Beneficial Rights to the extent such obligations are Assumed Liabilities, and HRB Bank shall act as Republic's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.

ARTICLE III
CLOSING AND TRANSFER AMOUNT
3.01.    Closing. Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) if the requisite approvals of the Approving Authorities (but not necessarily to the expiration of any waiting periods imposed in connection with such approvals) and the other conditions set forth in Article VIII are satisfied or waived, on or before September 30, 2013, then on a date mutually agreed upon by HRB Bank and Republic which will not be later than November 15, 2013, and (b) if the requisite approvals of the Approving Authorities and the other conditions set forth in Article VIII are not satisfied or waived on or before September 30, 2013, but are satisfied or waived on or before March 31, 2014, then on a date mutually agreed upon by HRB Bank and Republic between April 30, 2014 and June 17, 2014, and absent mutual agreement then on June 18, 2014 (the “Closing Date”).  The P&A Transaction, and all calculations made in connection therewith, shall be effective as of the close of HRB Bank's banking business on the Closing Date.   The Closing will take place, subject to the satisfaction or waiver of all conditions set forth in Article VIII, at the offices of Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106.

3.02.    Transfer Amount.

(a)In connection with the sale by HRB Bank to Republic of the Transferred Assets and the assumption by Republic of the Assumed Liabilities as provided for herein, at the Closing, if:

(i)
the Estimated Transfer Amount is negative, HRB Bank will transfer to Republic by wire transfer of immediately available funds to an account designated by Republic an amount equal to the Estimated Transfer Amount; or

(ii)
the Estimated Transfer Amount is positive, Republic will transfer to HRB Bank by wire transfer of immediately available funds to an account designated by HRB Bank an amount equal to the Estimated Transfer Amount.

(b)The Transfer Amount will be equal to:

(i)	the aggregate book value of the Transferred Loans, plus all Accrued Interest on the Transferred Loans;

(ii)	plus, the aggregate book value of the Overdrafts;

(iii)	plus, the aggregate UMB Correspondent Account Balances;

(iv)	minus, the sum of (A) aggregate book value of the Deposits, plus (B) all accrued and unpaid interest on the Deposits;

(v)	plus or minus (as applicable) the Pro Rata Adjustment.

(c)If the Estimated Transfer Amount is a negative number then, prior to the Closing Date, Block Financial will make the Block Financial Capital Contribution.

(d)Three (3) Business Days prior to the Closing, HRB Bank shall deliver to Republic a written calculation of the Transfer Amount setting forth in reasonable detail HRB Bank's best estimate of the Transfer Amount calculated as of the close of business on the date that is five (5) Business Days prior to the Closing, determined in accordance with GAAP (the “Estimated Transfer Amount”). The Estimated Transfer Amount will be subject to the approval of Republic, which approval shall not be unreasonably delayed, conditioned or withheld.

(e)A pro forma calculation of the Transfer Amount is included in Schedule 3.02.

3.03.    Post-Closing Transfer Calculation.

(a)On the twentieth (20th) Business Day after the Closing Date, HRB shall deliver to Republic a written calculation (the “Post-Closing Transfer Calculation”) of the Transfer Amount setting forth in reasonable detail the Transfer Amount calculated as of the close of business on the Closing Date, determined in accordance with GAAP (the “Final Transfer Amount”).

(b)If HRB Bank and Republic are unable to agree upon the Post-Closing Transfer Calculation, the disputed items or amounts concerning the Post-Closing Transfer Calculation shall be determined by PricewaterhouseCoopers LLP (the “Accounting Firm”) within fourteen (14) days following the submission of such disputed items or amounts to the Accounting Firm. In making such calculation, the Accounting Firm may only consider those items or amounts in the Post-Closing Transfer Calculation as to which HRB Bank and Republic have disagreed. The fees of the Accounting Firm incurred in determining the Post-Closing Transfer Calculation will be paid equally by HRB Bank and Republic.

3.04.    Final Settlement. On the Business Day immediately following the day on which the Post-Closing Transfer Calculation shall have been finally determined pursuant to the terms of Section 3.03 (the “Final Settlement Date”), if the Final Transfer Amount is greater than the Estimated Transfer Amount, then Republic shall pay the difference to HRB Bank. If the Final Transfer Amount is less than the Estimated Transfer Amount, then HRB Bank shall pay the difference to Republic. In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to an account designated in writing by HRB Bank to Republic or to an account designated in writing by Republic to HRB Bank, as applicable. Any payment pursuant to this Section 3.04 (the “Final Transfer Payment”) shall include interest on such amount for the number of days from and including the Closing Date to but excluding the Final Settlement Date at a rate equal to the effective Federal Funds rate as published by the Board of Governors of the Federal Reserve System on the Final Settlement Date. If the Final Settlement Date is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

3.05.    Purchase Price Allocation. The allocation of the consideration paid by Republic is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties will each report the federal, state and local and other tax consequences of the P&A Transaction (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation and take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.  Within thirty (30) days following the Closing Date, Republic shall provide to HRB Bank a schedule showing Republic's proposed allocation of the consideration payable with respect to the Transferred Assets.  Republic, on the one hand, and HRB Bank on the other, shall agree upon such allocation within sixty (60) days after the Closing Date; provided that if Republic and HRB Bank are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by the Accounting Firm.  The fees of the Accounting Firm incurred in preparing the allocation schedule shall be paid equally by Republic and HRB Bank.

3.06.    Prorations. The parties intend that HRB Bank will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account until the close of business on the Closing Date, and that Republic will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account on and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of expense and income directly attributable to the Transferred Assets and Assumed Liabilities, other than any general overhead expenses of HRB Bank, will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including (i) payments due or made on any Assumed Contracts. The aggregate net amount of such proration shall result in an adjustment (the “Pro-Rata Adjustment”) in the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in Section 3.02 and Section 3.04, respectively.

3.07.    Custodial Accounts. At the Closing, HRB Bank will resign as custodian with respect to any individual retirement account as to which HRB Bank is custodian (the “Custodial Account”). At the Closing, HRB Bank will designate and appoint Republic as successor custodian under each such Custodial Account. Republic covenants and agrees that it will, following its designation or appointment as successor custodian under the Custodial Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such Custodial Accounts pursuant to Law, or pursuant to the governing documents establishing such Custodial Account.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HRB BANK AND BLOCK FINANCIAL
As a material inducement to Republic to enter into and perform its obligations under this Agreement, except as disclosed in the Disclosure Schedule (the “HRB Bank Disclosure Schedule”) delivered by HRB Bank and Block Financial to Republic before the execution of this Agreement, HRB Bank and Block Financial, jointly and severally, hereby represent and warrant to Republic as follows:
4.01.    Organization and Authority.

(a)HRB Bank is a federal savings bank, duly organized and validly existing under the Laws of the United States. HRB Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of all HRB Bank Constituent Documents, as amended to date, have been made available to Republic. HRB Bank is an insured bank as defined in the FDIA. HRB Bank does not own or control any Affiliate or subsidiary other than EFS and Mortgage Holdings. HRB Bank is the sole Member of EFS and Mortgage Holdings. Other than the Member Interests in EFS and Mortgage Holdings, HRB Bank has no equity interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity.

(b)Block Financial is a Delaware limited liability company, duly organized and validly existing and in good standing. Block Financial has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to create a Material Adverse Change.

4.02.    Execution and Delivery.

(a)HRB Bank has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by HRB Bank pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by HRB Bank and the consummation by HRB Bank of the transactions contemplated hereby have been duly authorized by the Board of Directors of HRB Bank and, other than the approval of the P&A Transaction by the sole shareholder of HRB Bank (which approval will be obtained promptly following the execution of this Agreement), no other corporate proceedings are necessary to authorize this Agreement and the P&A Transaction. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by HRB Bank, and each constitutes or will constitute the legal, valid and binding obligation of HRB Bank, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors' rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)Block Financial has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Block Financial pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. Block Financial has taken all corporate action necessary (and no further action or proceeding on the part of Block Financial or its shareholders is necessary) to authorize the execution, delivery and performance of this Agreement and any documents, agreements or instruments to be executed by Block Financial pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Block Financial and each constitutes or will constitute the legal, valid and binding obligation of Block Financial, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors' rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.03.    Capitalization of Bank. The entire authorized capital stock of HRB Bank consists of 10,000 shares of common stock, par value $1.00. As of the date hereof, 100 shares of common stock are issued and outstanding and 100% of such shares are owned, legally and beneficially, by Block Financial. All of the shares of HRB Bank common stock have been duly authorized, validly issued, and are fully paid and nonassessable, and have not and will not have been issued in violation of the preemptive rights of any person.

4.04.    Compliance with Laws, Permits and Instruments.

(a)HRB Bank has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the HRB Bank Constituent Documents, (ii) any provision of any material Contract applicable to the Transferred Assets or Assumed Liabilities, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any material Law, Order or Permit applicable to HRB Bank, the Transferred Assets or Assumed Liabilities, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change.

(b)The execution, delivery and (provided the required regulatory approvals from the Approving Authorities are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any violation or breach of or result in a material default, under (i) the HRB Bank Constituent Documents (ii) any provision of any material Contract, applicable to the Transferred Assets or Assumed Liabilities, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any material Law, Order or Permit applicable to HRB Bank, the Transferred Assets or Assumed Liabilities.

4.05.    Financial Statements. HRB Bank and Block Financial have made available to Republic true and complete copies of the financial statements of each of HRB Bank and Block Financial identified in Section 4.05 of the HRB Bank Disclosure Schedule (the “HRB Financial Statements”). The HRB Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP, fairly present the financial condition of each of HRB Bank and Block Financial at the dates thereof and the results of operations for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the HRB Financial Statements accurately and fairly reflect in all material respects the transactions of HRB Bank and Block Financial.

4.06.    Undisclosed Liabilities. Neither HRB Bank nor Block Financial has any material Liability that is not reflected in or disclosed in the HRB Financial Statements.

4.07.    Litigation. Except for Litigation listed in Section 4.07 of the HRB Bank Disclosure Schedule (the “Pending Litigation”), there is no Litigation pending or, to HRB Bank's Knowledge, threatened against either of HRB Bank or Block Financial at law or in equity, or by or before any Governmental Entity (a) relating to the Transferred Assets or the Assumed Liabilities or (b) that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by HRB Bank or Block Financial pursuant hereto or thereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Except as listed in Section 4.07 of the HRB Bank Disclosure Schedule, there is no material Litigation now pending in which HRB Bank or Block Financial is the plaintiff or claimant which relate to the Transferred Assets or the Assumed Liabilities.

4.08.    Consents and Approvals. Except as set forth in Section 4.08 of the HRB Bank Disclosure Schedule, no Consent or Order of any Governmental Entity or other third party is required on the part of HRB Bank or Block Financial in connection with the execution, delivery or performance of this Agreement by HRB Bank or Block Financial, or any agreement to be executed by HRB Bank or Block Financial contemplated hereby, or the completion by HRB Bank or Block Financial of the transactions contemplated hereby or thereby, and to HRB Bank's Knowledge, no such Governmental Entity or other third party has indicated that it will withhold such Consent or Order.

4.09.    Title to Properties. Section 4.09 of the HRB Bank Disclosure Schedule sets forth the legal description of the parcel of Real Property leased by HRB Bank (the “Leased

Real Property”). Except as set forth in Section 4.09 of the HRB Bank Disclosure Schedule, HRB Bank has leasehold title to all of the Leased Real Property, free and clear of Liens of any kind except for Permitted Encumbrances.

4.10.    Absence of Certain Changes or Events. Since April 30, 2013, HRB Bank has conducted its business only in the ordinary course and has not:

(a)Instituted, had instituted against it, settled or agreed to settle any Litigation relating to the Transferred Assets or Assumed Liabilities other than in the ordinary course of business;

(b)Made any, or acquiesced with any, material change in any accounting methods, principles or practices applicable to the Transferred Assets or Assumed Liabilities, except as required by applicable Law;

(c)Changed its interest rate or fee pricing policies with respect to its Deposits or Loans other than in the ordinary course of business;

(d)Amended, terminated, waived, assigned or modified the terms of any Loan or Deposit except in the ordinary course of business; or

(e)Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (d) above.

4.11.    Contracts.

(a)Except as set forth in Section 4.11 of the HRB Bank Disclosure Schedule, HRB Bank is not a party to or bound by any Contract for the purchase or sale of any of the Transferred Assets or the assumption of the Assumed Liabilities, or for the grant of any preferential right to purchase any of the Transferred Assets or assume any of the Assumed Liabilities.

(b)Each of the Contracts identified in Section 4.11(b) of the HRB Bank Disclosure Schedule (the “Assumed Contracts”) constitutes and, on the Closing Date, each of the Assumed Contracts will constitute, the legal, valid and binding obligation of HRB Bank, and each of the other parties thereto. Each of the Assumed Contracts is, and, on the Closing Date, will be, in full force and effect (except to the extent that any Assumed Contract expires in accordance with its terms). Except as set forth in Section 4.11(b) of the HRB Bank Disclosure Schedule, HRB Bank has fulfilled and performed in all material respects its obligations under the Assumed Contracts in accordance with their respective terms. Neither HRB Bank nor any other party to any Assumed Contract is, or is alleged to be, in breach or default under any Assumed Contract, nor does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder. HRB Bank has made available to Republic true and complete copies of each Assumed Contract.

4.12.    Taxes and Tax Returns.

(a)HRB Bank has duly and timely filed all Tax Returns that it was required to file under applicable Law with the appropriate Federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. All Taxes due and owing by HRB Bank (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of HRB Bank.

(b)HRB Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, shareholder, or other third party, and all information reporting (including Forms W-2, 1098 and 1099) required with respect thereto have been properly completed and timely filed. HRB Bank has timely and properly taken such actions in response to and in compliance with notices from the Internal Revenue Service in respect of information reporting and backup and nonresident withholding as are required by Law, including the notation in its records of any B notices or C notices received with respect to any customers, shareholders, or payees.

(c)There is no dispute or claim concerning any Tax liability of HRB Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of HRB Bank has knowledge based upon personal contact with any agent of such authority. No claim has been made in writing by any Governmental Entity in a jurisdiction where HRB Bank does not file Tax Returns that HRB Bank is, or may be, subject to taxation by that jurisdiction.

(d)HRB Bank is not a party to or bound by any tax allocation or sharing agreement, other than those listed in Section 4.12(d) of the HRB Bank Disclosure Schedule.

4.13.    No Material Adverse Change; No Damage. There has not been any Material Adverse Change with respect to HRB Bank or Block Financial since April 30, 2013, nor has any event or condition occurred that has resulted in, or would be reasonably likely to result in, in a Material Adverse Change with respect to HRB Bank or Block Financial.

4.14.    Evidences of Indebtedness. All of the Transferred Loans and Overdrafts are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, and are not subject to any known or, to HRB Bank's Knowledge, any threatened, defenses, offsets or counterclaims that may be asserted against HRB Bank or any subsequent holder thereof; provided, however that the enforceability of the Loans may be affected by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the rights or remedies of creditors generally and by equitable principles that may be applied by a court in construing or enforcing such Loans. Any collateral securing a Transferred Loan is (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document and (ii) subject to a valid, enforceable and perfected Lien.

4.15.    Physical Condition of Transferred Assets. All material tangible Transferred Assets are in good operating condition, excepting ordinary wear and tear. HRB Bank's premises or equipment is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

4.16.    Regulatory Compliance. HRB Bank is not subject to any Order of any Governmental Entity. There are no actions or proceedings pending or, to HRB Bank's Knowledge, threatened against HRB Bank by or before any Governmental Entity. HRB Bank has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

4.17.    Books and Records. The Records (a) have been accurately maintained in all material respects in the ordinary course of business, (b) are substantially complete and correct in all material respects, (c) have only entered transactions therein that represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of HRB Bank that properly should have been set forth therein and that have not been accurately so set forth.

4.18.    Interest Rate Risk Management Instruments. HRB Bank has no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements, entered into for the account of HRB Bank.

4.19.    Participations. Each outstanding Emerald Advance, Unsecured Credit Card Receivable and Secured Credit Card Receivables originated by HRB Bank has been, or will be prior to the Closing, fully participated to an H&R Block Affiliate in a participation arrangement that meets GAAP requirements for de-recognition of assets.

4.20.    Finder's Fee. Except as set forth in Section 4.20 of the HRB Bank Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of HRB Bank, or any officer, member, director or employee of HRB Bank, or any Affiliate of HRB Bank.

4.21.    Custodial Accounts. HRB Bank has no Custodial Accounts other than individual retirement accounts.

4.22.    Trust Accounts. HRB Bank has no trust accounts, trust assets or any other accounts or relationships of a fiduciary nature.

4.23.    Deposits. Subject to applicable Law, all of the Deposits (other than Time Deposits) may be repriced by HRB Bank in the ordinary course of business.

4.24.    Time Deposits. On the date hereof and on the Closing Date, HRB Bank has and will have less than $20.1 million of Time Deposits.

4.25.    Disclosure. No representation or warranty by HRB Bank or Block Financial in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of HRB Bank or Block Financial pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF REPUBLIC
As a material inducement to HRB Bank and Block Financial to enter into and perform its obligations under this Agreement, except as disclosed in the Disclosure Schedule (the “Republic Disclosure Schedule”) delivered by Republic to HRB Bank and Block Financial before the execution of this Agreement, Republic hereby represents and warrants to HRB Bank and Block Financial as follows:
5.01.    Organization and Qualification. Republic is a bank and trust company duly organized and validly existing under the Laws of the Commonwealth of Kentucky. Republic has previously filed an application with the OCC seeking approval to effectuate the Republic Conversion. Republic has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of all Constituent Documents of Republic, as amended to date, have been made available to HRB Bank. Republic is an insured bank as defined in the FDIA.

5.02.    Execution and Delivery. Republic has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Republic pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Republic and the consummation by Republic of the transactions contemplated hereby have been duly authorized by the Board of Directors of Republic, and no other corporate proceedings are necessary to authorize this Agreement and the P&A Transaction. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Republic, and each constitutes or will constitute the legal, valid and binding obligation of Republic, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors' rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

5.03.    Compliance with Laws, Permits and Instruments.

(a)Republic has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of its Constituent Documents, (ii) any provision of any Contract, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any Law, Order or Permit applicable to Republic, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change.

(b)The execution, delivery and (provided the required regulatory approvals from the Approving Authorities are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any violation or breach of or result in a material default, under (i) Republic's Constituent Documents (ii) any provision of any Contract, applicable to Republic's activities, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any Law, Order or Permit applicable to Republic.

5.04.    Consents and Approvals. Except as set forth in Section 5.04 of the Republic Disclosure Schedule, no Consent or Order of any Governmental Entity or other third party is required on the part of Republic in connection with the execution, delivery or performance of this Agreement by Republic, or any agreement to be executed by Republic contemplated hereby, or the completion by Republic of the transactions contemplated hereby or thereby, and to Republic's Knowledge, no such Governmental Entity or other third party has indicated that it will withhold such Consent or Order.

5.05.    Financial Statements. Republic has made available to HRB Bank true and complete copies of the Republic Bancorp, Inc. financial statements identified in Section 5.05 of the Republic Disclosure Schedule (the “Republic Financial Statements”). The Republic Financial Statements (including the related notice) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP, fairly present the financial condition of Republic at the dates thereof and the results of operations for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the Republic Financial Statements accurately and fairly reflect in all material respects the transactions of Republic.

5.06.    Undisclosed Liabilities. Republic does not have any material Liability that is not reflected in or disclosed in the Republic Financial Statements.

5.07.    Litigation. There is no Litigation pending or, to Republic's Knowledge, threatened against Republic at law or in equity, or by or before any Governmental Entity (a) relating to the Transferred Assets or the Assumed Liabilities or (b) that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by Republic pursuant hereto or thereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

5.08.    Regulatory Compliance. Republic is not subject to any Order of any Governmental Entity. There are no actions or proceedings pending or, to Republic's Knowledge, threatened against Republic by or before any Governmental Entity. Republic has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

5.09.    Finder's Fee. Except as listed in Section 5.09 of the Republic Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Republic, or any officer, member, director or employee of Republic, or any Affiliate of Republic.

5.10.    Association Rights. Republic is a member in good standing of MasterCard and has full authority under applicable MasterCard operating regulations to issue Emerald Cards, use and display MasterCard trademarks.

5.11.    Disclosure. No representation or warranty by Republic in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Republic pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE VI
COVENANTS
6.01.    Conduct of the Business in the Ordinary Course. Except as otherwise expressly contemplated under this Agreement or disclosed in Schedule 6.01, between the date of this Agreement and the Closing, HRB Bank will conduct its business only in the ordinary course of business consistent with past custom and practice with respect to the Transferred Assets and Assumed Liabilities, and shall incur no Assumed Liabilities other than in the ordinary course of business consistent with past custom and practice.

6.02.    Required Acts. In furtherance of and without limiting Section 6.01, except as otherwise expressly contemplated under this Agreement, between the date of this Agreement and the Closing, HRB Bank will:

(a)Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings, with adequate reserves established;

(b)Promptly classify and charge off Loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions, applicable regulatory definitions and the Uniform Retail Credit Classification and Account Management Policy;

(c)Maintain its books of account in accordance with GAAP;

(d)Promptly inform Republic of all material issues and developments arising in relation to the Transferred Assets and the Assumed Liabilities; and

(e)Promptly take all reasonable actions to wind down all Brokered Deposits.

6.03.    Prohibited Acts. In furtherance of and without limiting Section 6.01, except as specifically permitted under this Agreement, between the date of this Agreement and Closing, HRB Bank will not, without the prior written consent of Republic:

(a)Amend, terminate, waive, assign or modify any of the terms of any Assumed Contract, except in the ordinary course of business and only to the extent not materially adverse to HRB Bank or Republic;

(b)Amend, terminate, waive, transfer, assign or modify any of the terms of any Consumer Loan or Deposit, except in the ordinary course of business and only to the extent not materially adverse to HRB Bank or Republic;

(c)Amend, waive or modify HRB Bank's Consumer Loan and Deposit underwriting, credit servicing and operating policies and procedures, except in response to changes in Applicable Laws and except in the ordinary course of business and only to the extent not materially adverse to HRB Bank or Republic;

(d)Sell, assign or transfer any Transferred Asset or Deposit to any other Person or encumber any Transferred Asset or Deposit; or

(e)Agree to do any of the foregoing.

6.04.    Regulatory Approvals.

(a)Within five (5) Business Days following the date of this Agreement, each of Republic and HRB Bank will file all required regulatory applications or notices with the Approving Authorities, have published all required public notices and take such other actions that are necessary or advisable in order to consummate the transactions contemplated by this Agreement, and (i) in the case of HRB Bank, the Conversion and the Affiliate Merger, and (ii) in the case of Republic, as the Republic Conversion is pending, an application under the Bank Merger Act to be filed with the OCC; provided that the parties shall timely take all such actions that must be taken or filed at a later time at such later time.

(b)HRB Bank will file applications with (i) the OCC, as the regulator of national banks, seeking approval to complete (A) the Conversion, (B) the P&A Transaction and

(C) the Affiliate Merger; (ii) the OCC, as the regulator of federal savings banks, seeking approval to complete the Conversion and (iii) the Board of Governors of the Federal Reserve System seeking a waiver of the bank holding company filing requirements under section 3(a)(1) of the Bank Holding Company Act of 1956.

(c)Each party will promptly furnish to the requesting party all information, data and documents required to be included in any application or statement to be made by or filed with the Approving Authorities or any other Governmental Entity in connection with the transactions contemplated by this Agreement; except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality. Each party agrees to cooperate and join in with the other party in the preparation, execution and processing of all such applications. The party responsible for a filing shall promptly deliver to the other party evidence of the filing of all such applications, filings and notifications. Each party shall promptly deliver to the other party a copy of each material Order and other correspondence received by such party from any Approving Authority or other Governmental Entity in respect of any application hereunder.

6.05.    Access to Information and Properties. Between the date of this Agreement and the Closing Date, HRB Bank shall permit any officers, employees, representatives or agents of Republic, at Republic's cost and expense, access at all reasonable times to HRB Bank's assets and personnel, and disclose and make available to Republic and its officers, employees, representatives or agents, all books, papers and records relating to the Transferred Assets and the Assumed Liabilities as Republic may reasonably request. HRB Bank shall cause its personnel to provide reasonable assistance to Republic in Republic's investigation of matters relating to the Transferred Assets and the Assumed Liabilities; provided such assistance does not unreasonably interfere with such personnel's job duties. Republic will not exercise its rights under this section in a manner that materially disrupts the normal business operations of HRB Bank.

6.06.    Agreements and Consents. Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible. HRB Bank will act diligently and reasonably in attempting to obtain, before the Closing Date, the Consents, in form and substance reasonably satisfactory to Republic, from any party to any Contract required to be obtained to assign or transfer any such Contract to Republic or interests therein.

6.07.    Fees and Expenses. Except as otherwise set forth in this Agreement, HRB Bank and Block Financial will pay their own, and Republic will pay its own, out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

6.08.    Employees. Except as otherwise agreed between the parties in writing, between the date of this Agreement and the Closing Date, Republic Bank will not hire any employee of HRB Bank.

6.09.    Notification. Prior to the Closing Date, HRB Bank shall promptly provide Republic (after HRB Bank has notice thereof) with written notice of, and keep Republic advised as to, (a) any Material Adverse Change in the Transferred Assets or the Assumed Liabilities and (b) any pending or, to HRB Bank's Knowledge, threatened or anticipated action, suit or proceeding that challenges the P&A Transaction.

6.10.    Filings; Power of Attorney. Republic may file with Governmental Entities, on behalf and in the name of HRB Bank, all assignments related to the Loans and any financing statement amendments and any other documents covered by the Power of Attorney to be executed by HRB Bank on or after the Closing Date.

6.11.    Joint Marketing Master Services Agreement. Between the date of this Agreement and the Closing Date, the parties will negotiate in good faith to finalize the Joint Marketing Master Services Agreement.

6.12.    Receivables Participation Agreement. Between the date of this Agreement and the Closing Date, the parties will negotiate in good faith to finalize the Receivables Participation Agreement.

6.13.    BINs. The BINs shall be transferred to Republic on a mutually agreed date on or about the Closing Date. With respect to the BINs transfer, each party shall use commercially reasonable efforts to assist in the transfer of the BINs to Republic, including providing any notices to, or obtaining any consents from, MasterCard.

6.14.    Exclusive Dealing. Until such time as either the Closing has occurred or this Agreement is terminated in accordance with Article IX, neither HRB Bank nor Block Financial will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or accept, any proposal of any other person relating to the P&A Transaction or the transactions contemplated by the Joint Marketing Master Services Agreement and the Receivables Participation Agreement or the assets, liabilities or business, in whole or in part, of HRB Bank.

6.15.    Further Assurances. From time to time after the Closing, each party, without further consideration, shall execute and deliver, or cause to be executed and delivered, such instruments and take such action as may be reasonably necessary or requested by the other party in order to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, on and after the Closing Date, HRB Bank and Block Financial shall (a) give such further assistance to Republic and shall execute, acknowledge, and deliver all such instruments and take such further action as may be reasonably necessary and appropriate or reasonably requested by Republic effectively to transfer to, and vest in, Republic full, legal, and equitable title to the Transferred Assets and put Republic in possession of the Transferred Assets, (b) in the case of Contracts and other interests included in the Transferred Assets (i) which cannot be transferred or assigned effectively without the Consent of third parties which Consent has not been obtained prior to the Closing, to cooperate with Republic in endeavoring to obtain such Consent promptly, and if any such Consent is unobtainable, to use its commercially reasonable efforts to secure to Republic the benefits thereof in some other manner or (ii) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Republic to secure to Republic the benefits and burdens thereof in some other manner (including the exercise of the rights of HRB Bank thereunder), in the case of each of clause (i) and (ii) immediately above to the extent requested by, and at the option of, Republic; provided, however, that nothing herein shall relieve HRB Bank or Block Financial of their obligations under any other section of this Agreement, and (c) use reasonable efforts to assist Republic in the orderly transfer of the Transferred Assets and Deposits.

ARTICLE VII
POST-CLOSING
7.01.    Affiliate Merger. Subject to regulatory approval, promptly following the Closing, HRB Bank will merge with and into Block Financial. Pursuant to such merger, Block Financial will succeed to all of the remaining assets and liabilities of HRB Bank. As a result of the merger, HRB Bank will close the Bank Office, surrender its bank charter and cease to exist as a separate legal entity.

ARTICLE VIII
CONDITIONS
8.01.    Conditions to Obligations of HRB Bank and Block Financial. The obligation of HRB Bank and Block Financial to effect the P&A Transaction is subject to the fulfillment or HRB Bank's and Block Financial's written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)Regulatory Approvals. All regulatory approvals from the Approving Authorities necessary to consummate the Republic Conversion and the Divestiture Transaction have been obtained and remain in full force and effect and all applicable waiting periods have expired.

(b)Representations and Warranties. The representations and warranties of Republic set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii) for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)Performance of Obligations. Republic has performed all obligations, covenants and agreements required to be performed by it under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section 8.01(k).

(d)No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the Divestiture Transaction, illegal, invalid or unenforceable, or (ii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the P&A Transaction or the Divestiture Transaction.

(e)Joint Marketing Master Services Agreement. Republic has executed and delivered the Joint Marketing Master Services Agreement in a form acceptable to HRB Bank and Block Financial.

(f)Receivables Participation Agreement. Republic has executed and delivered the Receivables Participation Agreement in a form acceptable to HRB Bank and Block Financial.

(g)No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to Republic.

(h)Transfer Amount. Republic shall have tendered the Estimated Transfer Amount (if it is a positive number).

(i)Third Party Consents. The parties shall have obtained the third party consents identified on Schedule 8.01(i).

(j)Republic Bank Conversion. Republic shall be a national bank.

(k)Other Deliverables. Republic has delivered to HRB Bank and Block Financial all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposit Liabilities Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Bill of Sale, in substantially the form of Exhibit C.

(iv)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(v)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(vi)	a certified copy of the resolutions of the Board of Directors of Republic authorizing the execution of this Agreement and the consummation of the P&A Transaction; and

(vii)	a Certificate or Certificates signed by an authorized officer of Republic stating that all of the conditions set forth in Sections 8.01(b) and (c) have been satisfied or waived, as provided therein.

8.02.    Conditions to Obligations of Republic. The obligation of Republic to effect the P&A Transaction is subject to the fulfillment or Republic's written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)Regulatory Approvals. All regulatory approvals from the Approving Authorities necessary or appropriate to consummate the P&A Transaction have been obtained and remain in full force and effect and all applicable waiting periods have expired.

(b)Representations and Warranties. The representations and warranties of HRB Bank and Block Financial set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii) for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)Performance of Obligations. Each of HRB Bank and Block Financial has performed all obligations, covenants and agreements required to be performed by it under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section 8.02(j).

(d)No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or the P&A Transaction, illegal, invalid or unenforceable, or (ii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the P&A Transaction.

(e)Joint Marketing Master Services Agreement. EFS and Block Financial have executed and delivered the Joint Marketing Master Servicer Agreement in a form acceptable to Republic.

(f)Receivables Participation Agreement. EFS and Block Financial have executed and delivered the Receivables Participation Agreement in a form acceptable to Republic.

(g)No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to HRB Bank or Block Financial.

(h)Transfer Amount. HRB Bank shall have tendered the Estimated Transfer Amount (if it is a negative number).

(i)Third party Consents. The parties shall have obtained the third party consents identified on Schedule 8.01(i).

(j)Other Deliverables. Each of HRB Bank and Block Financial has delivered, or caused to be delivered, to Republic all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposit Liabilities Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Bill of Sale, in substantially the form set forth in Exhibit C;

(iv)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(v)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(vi)	an executed Limited Power of Attorney, in substantially the form set forth in Exhibit F;

(vii)	a certified copy of the resolutions of the Board of Directors and Shareholder of HRB Bank authorizing the execution of this Agreement and the consummation of the P&A Transaction;

(viii)	a Certificate or Certificates signed by an authorized officer of HRB Bank stating that all of the conditions set forth in Sections 8.02(b) and (c) have been satisfied or waived, as provided therein;

(ix)	such other bills of sale, assignments, and other instruments and documents as counsel for Republic may reasonably require as necessary or desirable for transferring, assigning and conveying to Republic good, marketable and insurable title to the Transferred Assets;

(x)	the Records; and

(xi)	such other documents, instruments, certificates and other agreements as Republic may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER
9.01.    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)By written consent of all parties hereto;

(b)By any party hereto at any time after June 18, 2014, or such other date as is mutually agreed upon by the Parties in writing, if the P&A Transaction has not been consummated on or prior to that date; provided, however, that the right to terminate this Agreement under this Section 9.01(b) is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the P&A Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)By any party hereto if any Approving Authority has denied approval of any application filed in connection with the P&A Transaction;

(d)By any party hereto in the event of a material breach by the other of any representation, warranty, covenant or agreement contained in this Agreement, which breach is not cured within fifteen (15) days (or such longer period not exceeding forty (40) days in the event such breach cannot reasonably be cured within fifteen (15) days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies);

(e)By Republic, if there is a Material Adverse Change with respect to HRB Bank or Block Financial;

(f)By HRB Bank or Block Financial if there is a Material Adverse Change with respect to Republic; or

(g)By any party hereto, if the parties to this Agreement have not agreed in a separate writing to the definitive forms of the Joint Marketing Master Services Agreement and the Receivables Participation Agreement on or before September 30, 2013, by delivering to the other parties hereto a written notice of deadlock, pursuant to which termination will become effective five (5) Business Days after receipt of such notice.

9.02.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01 above, this Agreement becomes void and without further effect and there will be no liability on the part of any party hereto or the respective officers and directors of any party, except for Section 6.07 (regarding expenses and payment of fees) and except that no termination of this Agreement pursuant to Section 9.01(d) shall relieve the non-performing or defaulting party of any liability to any other party hereto arising from the material non-performance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation or warranty required to be observed, performed, complied with and/or kept by such non-performing or defaulting party.

ARTICLE X
INDEMNIFICATION
10.01.    HRB Bank's Indemnity. Subject to the provisions of this Article X, the HRB Bank Indemnifying Parties shall jointly and severally indemnify and hold Republic, and its directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Republic Indemnified Parties”), harmless from and against any and all damages, losses, costs, obligations, claims, causes of action, demands, assessments, judgments, settlements or Liability (whether based on contract, tort, product liability, strict liability or otherwise and whether ultimately determined to be valid), including Taxes, and all reasonable costs and expenses (including prejudgment interest and other interest, penalties and attorneys' and accountants' fees and disbursements) of defending or asserting any of the foregoing or of enforcing this Agreement (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any Republic Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Damages with respect thereto, any qualification as to Material Adverse Change, “materiality,” “knowledge,” “HRB Bank's Knowledge” or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed “material”) to perform any covenant or agreement made or undertaken by HRB Bank in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered by HRB Bank and/or Block Financial pursuant to this Agreement;

(b)Any of the Excluded Assets or Excluded Liabilities;

(c)Any Liability to a third party based upon any act or omission of HRB Bank that occurred or failed to occur on or before its merger out of existence on the Closing Date; and

(d)Any Litigation incident or relating to subsections (a), (b) or (c) of this Section 10.01.

10.02.    Republic Indemnity. Subject to the provisions of this Article X, Republic shall indemnify and hold HRB Bank and Block Financial, and their directors, officers, employees, agents, representatives, successors and assigns (the “HRB Bank Indemnified Parties”) harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any HRB Bank Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Damages with respect thereto, any qualification as to Material Adverse Change, “materiality,” “knowledge,” “Republic's Knowledge” or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed “material”) to perform any covenant or agreement made or undertaken by Republic in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered by Republic pursuant to this Agreement;

(b)The Assumed Liabilities;

(c)Any Liability to a third party based upon any act or omission of Republic that occurs or fails to occur; and

(d)Any Litigation incident or relating to subsections (a), (b) or (c) of this Section 10.02.

10.03.    Indemnity Procedure. All claims for indemnification by a party seeking to be indemnified (an “Indemnified Party”) under this Article X shall be asserted and resolved as follows:

(a)In the event that any claim or demand for which the HRB Bank Indemnifying Parties or Republic, as applicable (each, an “Indemnifying Party”) would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, including a Governmental Entity (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness give notice (the “Claim Notice”) to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). Failure to provide a Claim Notice of any such claim or demand shall not affect the Indemnifying Party's duties or obligations under this Article X, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the

Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party, and provided further, that in respect of a claim or demand for Taxes no such right of the Indemnifying Party to defend shall apply unless and to the extent the Indemnified Party consents. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the preceding sentence and the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations; provided, however, that to the satisfaction of the Indemnified Party, the Indemnifying Party shall indemnify and secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period or after electing to defend fails to commence or diligently pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter, all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition or operations which existed or were conducted both prior to and after the Closing Date, each party shall have the same right to participate in the proceeding without either party having the right of control.

(b)If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest.

(c)If any Indemnified Party should have a claim or demand against the Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall send a Claim Notice with respect to such claim or demand to the Indemnifying Party. Failure to provide a Claim Notice of any such claim or demand shall not affect the Indemnifying Party's duties or obligations under this Article X, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party disputes such claim, such dispute shall be resolved by mutual agreement of the Indemnifying Party and Indemnified Party or by litigation in an appropriate court of competent jurisdiction.

10.04.    Limitations on Indemnity.

(a)Notwithstanding the foregoing, neither the HRB Bank Indemnifying Parties nor Republic shall be required to indemnify the Republic Indemnified Parties or the HRB Bank Indemnified Parties, as applicable, in respect of any Damages suffered by the Republic Indemnified Parties or the HRB Bank Indemnified Parties, as applicable, unless the aggregate amount of the Indemnifying Parties obligation under this Article X exceeds an amount equal to $50,000 (the “Threshold Amount”), in which case the HRB Bank Indemnifying Parties or Republic, as applicable, will be required to indemnify the Republic Indemnified Parties or the

HRB Bank Indemnified Parties, as applicable, for all Damages regardless of the Threshold Amount.

(b)The aggregate amount of Damages actually paid by an Indemnifying Party under this Article X shall not exceed $100 million.

(c)No indemnification will be provided by any Indemnifying Party for any claim for indemnification which is made more than two (2) years following the Closing Date. Notwithstanding the foregoing, if at the end of such period there shall be pending any indemnification claim by a person, such person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

(d)No Indemnified Party shall be required to (i) incur any material out-of-pocket costs or expenses or pay any other material amounts to third parties, except to the extent that the Indemnifying Party has acknowledged in writing that such costs, expenses or other amounts constitute indemnifiable Losses hereunder, (ii) make any claims under existing insurance policies, or (iii) take any other action to the extent such action would adversely affect such Indemnified Party in any material respect.

10.05.    Exclusive Remedy. After the Closing Date, this Article X shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, provided that the foregoing shall not be deemed to limit the rights of any party to seek equitable remedies (including specific performance or injunctive relief) or seek Damages in the case of any fraud, willful or knowing breach or misrepresentation.

ARTICLE XI
TRANSITIONAL AND POST-CLOSING MATTERS
11.01.    Notification to Customers.

(a)Republic will, jointly with HRB Bank, unless otherwise required earlier by applicable Law or Contract, on a date promptly after the Closing Date, prepare and mail to each customer whose Deposit is to be assumed by Republic and whose Loan is to be purchased by Republic, a letter, in form and substance reasonably satisfactory to the parties, informing such Person of the nature of this transaction and the services to be provided by Republic in the Bank Office on and after the Closing Date.

(b)Either as part of or in addition to the notification to customers described in Section 11.01(a), subject to the terms of the Joint Marketing Master Services Agreement, Republic may provide notification of changes in terms to the products that will take effect shortly following the Closing Date and will provide additional notices to customers of changes to occur upon conversion of the Deposit Accounts to Republic's processing system.

11.02.    Payment of Instruments. Following the Closing, Republic agrees to pay all checks, drafts, and withdrawal orders (including ACH debits) with respect to the Deposits to the extent that (a) such payment is in accordance with applicable Law and the overdraft and other policies applicable to such Deposits, (b) they are otherwise properly payable, and (c) they are presented to Republic by mail, over its counters, or by any other authorized means. Republic shall in all other respects discharge, in the usual course of business, the duties and obligations of HRB Bank with respect to the Deposits and the balances due and owing thereunder. Subject to the terms of the Joint Marketing Master Services Agreement, HRB Bank shall cooperate in a commercially reasonable fashion with Republic to enable Republic to (x) amend and reissue Contracts and disclosures relating to the Deposits, Transferred Loans and Overdrafts, (y) reissue cards (other than Emerald Cards) issued to customers with respect to the Deposits and Transferred Loans, no later than the date on which such reissuance would be required by MasterCard, and (z) otherwise facilitate the transfer of such customers' business relationships to Republic.

11.03.    Statements. To the extent required by applicable Law or Contract, (a) HRB Bank will issue statements to its customers that include all transactions with respect to the Deposits and the Loans through an agreed-upon date, and (b) Republic will issue statements for all transactions with respect to the Deposits and the Loans thereafter. Interest and service charge calculations will be processed on behalf of HRB Bank on such customer statements as of the close of business on the Closing Date.

11.04.    Access to Records. HRB Bank and Republic mutually agree to maintain all records and other documents relating to the Transferred Assets and Assumed Liabilities for such periods as provided in HRB Bank and Republic's respective record retention policies and required by applicable Law, and to examine, inspect, copy and reproduce such records and other documents relating to such Transferred Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying will be at a rate not greater than the examining party's customary rates for similar requests by its customers.

11.05.    Information Reporting. With respect to the Loans and Deposits purchased and assumed by Republic pursuant to this Agreement, HRB Bank will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by Law) all interest paid or earned by the customer prior to and including the Closing Date, and Republic will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by Law) all interest paid or earned by the customer after the Closing Date.

11.06.    Transition. From and after the date of this Agreement, HRB Bank and Republic agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Republic pursuant to the terms hereof, including without limitation providing all information that Republic may reasonably request at such times and in such formats as Republic may reasonably request. Additionally, each of Republic and HRB Bank agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow HRB Bank and Republic to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees

(to the extent applicable) and Transferred Assets and Assumed Liabilities, and each of HRB Bank and Republic agree to timely take any and all action as required by Law to comply with such tax, regulatory and/or reporting obligations.

ARTICLE XII
GENERAL PROVISIONS
12.01.    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.02.    Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto operates as a waiver nor does any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

12.03.    Survival of Representations and Warranties. The parties hereto agree that all of the representations and warranties contained in this Agreement shall survive for a period of two (2) years subsequent to the Closing Date.

12.04.    Binding Effect; Assignment. Subject to Section 2.05, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, all terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.05.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement if held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

12.06.    Headings. Article, Section, Subsection, and Paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

12.07.    Entire Agreement. Except as relates to the Joint Marketing Master Services Agreement and the Receivables Participation Agreement, this Agreement and the Schedules and Exhibits hereto constitutes the entire agreement between and among the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, Contracts, or understandings with respect thereto.

12.08.    Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

12.09.    Notices. All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given (i) upon personal delivery to the party to be notified; (ii) on the date received if sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (iii) one Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    If to Republic:

Republic Bank & Trust Company
601 West Market Street
Louisville, Kentucky 40202
Attn: Steven Trager
Email: strager@republicbank.com
Telephone: 502-561-7122

With copies to:

Republic Bank & Trust Company 601 West Market Street Louisville, Kentucky 40202 Attn: John Rippy Email: jrippy@republicbank.com Telephone: 502-560-8683	Goodwin Procter LLP Attn: Lynne B. Barr Exchange Place, 53 State Street Boston, MA 02109 lbarr@goodwinprocter.com Telephone: 617-570-1610

(b)    If to HRB Bank:

H&R Block Bank
One H&R Block Way
Kansas City, MO 64105
Attn: Greg Quarles
Email: greg.quarles@hrblock.com
Telephone: 816-854-5709

With copies to:

H&R Block, Inc. One H&R Block Way Kansas City, MO 64105 Attn: Walter Pirnot, Senior Corporate Counsel Email: wpirnot@hrblock.com Telephone: 816-854-5757	Stinson Morrison Hecker LLP Attn: Mike Lochmann 1201 Walnut Street, Suite 2900 Kansas City, MO 64106 Email: mlochmann@stinson.com Telephone: (816) 691-3208
(c)    If to Block Financial:

Block Financial, LLC One H&R Block Way Kansas City, MO 64105 Attn: Susan Ehrlich, President of Financial Services Email: susan.ehrlich@hrblock.com Telephone: 816-854-4788

With copies to:

H&R Block, Inc. One H&R Block Way Kansas City, Missouri 64105 Attn: Tom Gerke, Chief Legal Officer Email: tom.gerke@hrblock.com Telephone: 816-854-6060	Stinson Morrison Hecker LLP Attn: Mike Lochmann 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 Email: mlochmann@stinson.com Telephone: (816) 691-3208 provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.
12.10.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement is governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of Missouri applicable to Contracts made in that state, without reference to its conflicts of laws principles.

(b)Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court of Jackson County, Missouri, or the United States District Court for the Western District of Missouri, and each of the parties hereby consents to the jurisdiction of such courts

(and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.09 shall be deemed effective service of process on such party.

(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11.    Third Party Beneficiaries. The parties intend that this Agreement is not to benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their affiliates. No future or present employee or customer of any of the parties is to be treated as a third party beneficiary in or under this Agreement.

12.12.    Specific Performance. The parties acknowledge that monetary damages could not adequately compensate the parties in the event of a breach of this Agreement by one party, that the non-breaching party or parties would suffer irreparable harm in the event of such breach and that the non-breaching party or parties have, in addition to any other rights or remedies it or they may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

12.13.    Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each party and shall not be construed for or against any party.

12.14.    Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively and (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement. Unless the context otherwise requires, references in this Agreement: (a) to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules mean the Articles, Sections, Subsections and Paragraphs of, and the Exhibits and Schedules attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
[Execution page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of date first above written.
REPUBLIC BANK & TRUST COMPANY

By:
Name:    Steven E. Trager
Title:    Chairman and Chief Executive Officer

H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

BLOCK FINANCIAL LLC

By:
Name:    Gregory J. Macfarlane
Title:    President

Purchase and Assumption Agreement Signature Page
S-1

Exhibit A
ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT
This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT is dated this _____ day of _______________, 2013, by and between H&R Block Bank, a national banking association (“HRB Bank”), and Republic Bank & Trust Company, a national banking association (“Republic”). Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, HRB Bank and Republic entered into a Purchase and Assumption Agreement, dated as of July 11, 2013 (the “Agreement”), pursuant to which Republic has agreed to purchase, and HRB Bank has agreed to sell, the Transferred Assets.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by HRB Bank and Republic, HRB Bank hereby assigns, transfers and sets over to Republic all of HRB Bank's rights and interest in and to, and Republic does hereby assume all of HRB Bank's liabilities and obligations with respect to, all Deposits, as further specified in the Agreement.
This Assignment and Assumption of Deposit Liabilities Agreement shall be binding upon and shall inure to the benefit of HRB Bank, Republic and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.
This Assignment and Assumption of Deposit Liabilities Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Deposit Liabilities Agreement to be executed as of the date first above written
REPUBLIC BANK & TRUST COMPANY

By:
Name:    Steven E. Trager
Title:    Chairman and Chief Executive Officer

H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit A

Exhibit B
ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS AGREEMENT
This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT is dated this _____ day of _______________, 2013, by and between H&R Block Bank, a national banking association (“HRB Bank”), and Republic Bank & Trust Company, a national banking association (“Republic”). Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below)
W I T N E S S E T H:
WHEREAS, HRB Bank and Republic entered into a Purchase and Assumption Agreement, dated as of July 11, 2013 (the “Agreement”), pursuant to which Republic has agreed to purchase, and HRB Bank has agreed to sell, substantially the Transferred Assets.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by HRB Bank and Republic, HRB Bank hereby assigns, transfers and sets over to Republic all of HRB Bank's rights and interest in and to, and Republic does hereby assume all of HRB Bank's liabilities and obligations with respect to, the following:
(a)    All Assumed Contracts as further specified in the Agreement.
This Assignment and Assumption of Contracts Agreement shall be binding upon and shall inure to the benefit of HRB Bank, Republic and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.
This Assignment and Assumption of Contracts Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Contracts Agreement to be executed as of the date first above written.
REPUBLIC BANK & TRUST COMPANY

By:
Name:    Steven E. Trager
Title:    Chairman and Chief Executive Officer

H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit B

Exhibit C
BILL OF SALE
This BILL OF SALE is dated this _____ day of _______________, 2013 by H&R Block Bank, a national banking association (“HRB Bank”). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, HRB Bank and Republic Bank & Trust Company, a national banking association (“Republic”) entered into an Purchase and Assumption Agreement, dated as of July 11, 2013 (the “Agreement”), pursuant to which Republic has agreed to purchase, and HRB Bank has agreed to sell, substantially the Transferred Assets.
NOW, THEREFORE, HRB Bank, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Republic all of its right, title and interest in and to the Transferred Assets.
HRB Bank does hereby covenant and agree to and with Republic that it (i) is seized of, and has the right to convey to Republic, such title to the Transferred Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Transferred Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Republic, execute, acknowledge and deliver to Republic any and all further instruments, documents, endorsements, assignments, information, materials and other papers as may be reasonably required to transfer the Transferred Assets to Republic and to give full force and effect to the full intent and purposes of this Bill of Sale and the provisions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.
This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.
IN WITNESS WHEREOF, HRB Bank has caused this Bill of Sale to be duly executed as of the date first above written.
H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit C

Exhibit D
ASSIGNMENT AND ASSUMPTION OF LOANS AGREEMENT
This ASSIGNMENT AND ASSUMPTION OF LOANS AGREEMENT is dated this _____ day of _______________, 2013, by and between H&R Block Bank, a national banking association (“HRB Bank”), and Republic Bank & Trust Company, a national banking association (“Republic”). Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below)
W I T N E S S E T H:
WHEREAS, HRB Bank and Republic entered into an Purchase and Assumption Agreement, dated as of July 11, 2013 (the “Agreement”), pursuant to which Republic has agreed to purchase, and HRB Bank has agreed to sell, the Transferred Assets.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by HRB Bank and Republic, HRB Bank hereby assigns, transfers and sets over to Republic all of HRB Bank's rights and interest in and to, and Republic does hereby assume the Transferred Loans and Overdrafts, as further specified in the Agreement.
This Assignment and Assumption of Loans Agreement shall be binding upon and shall enure to the benefit of HRB Bank, Republic and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.
This Assignment and Assumption of Loans Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Loans Agreement to be executed as of the date first above written
REPUBLIC BANK & TRUST COMPANY

By:
Name:    Steven E. Trager
Title:    Chairman and Chief Executive Officer

H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit D

Exhibit E
ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR
CUSTODIAN FOR CUSTODIAL ACCOUNTS

This ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR CUSTODIAN FOR CUSTODIAL ACCOUNTS is dated this _____ day of _______________, 2013, by and between H&R Block Bank, a national banking association (“HRB Bank”), and Republic Bank & Trust Company, a national banking association (“Republic”). Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below)
W I T N E S S E T H:
WHEREAS, HRB Bank and Republic entered into an Purchase and Assumption Agreement, dated as of July 11, 2013 (the “Agreement”), pursuant to which Republic has agreed to purchase, and HRB Bank has agreed to sell, the Transferred Assets.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by HRB Bank and Republic, HRB Bank and Republic hereby take the following actions:

(a)
HRB Bank hereby resigns as custodian with respect to each Custodial Account as to which HRB Bank is a custodian and hereby designates and appoints Republic as successor custodian under such Custodial Account; and

(b)
Republic hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as custodian with respect to each such Custodial Account, as further specified in the Agreement.

This Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts shall be binding upon and shall inure to the benefit of HRB Bank, Republic and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.
This Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts to be executed as of the date first above written.
REPUBLIC BANK & TRUST COMPANY

By:
Name:    Steven E. Trager
Title:    Chairman and Chief Executive Officer

H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit E

Exhibit F
LIMITED POWER OF ATTORNEY
Republic Bank & Trust Company, a national banking association located in Louisville, Kentucky (“Republic”), is hereby appointed, authorized, instructed and directed to act as Attorney-in-fact on behalf and in the name of H&R Block Bank, a national banking association (“HRB Bank”), to execute, acknowledge, seal and deliver on behalf of HRB Bank, all instruments of transfer and conveyance, including deeds, assignments, satisfactions, and lien releases, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits and supporting documents and other papers as may be necessary or appropriate to evidence and effect the sale and transfer of any asset of HRB Bank, including all loans and leases held by HRB Bank and the collateral or property with respect thereto to Republic, to enable Republic to bill, collect, service and administer all loans and deal with, manage and operate all other assets transferred thereby, and to give full force and effect to the provisions hereof, pursuant to that certain Purchase and Assumption Agreement, dated as of July 11, 2013, between HRB Bank and Republic. HRB Bank hereby ratifies and confirms all actions Republic may cause to be taken on its behalf pursuant to this Limited Power of Attorney now and in the future. A photocopy of this Limited Power of Attorney is valid as an original for all purposes.
The authority herein contained extends to any interest in the loans and assets transferred from HRB Bank to Republic and all renewals, extensions, substitutions, and replacements therefor, and all instruments evidencing same, all books and records related thereto, and all guarantees and security therefor.
This Limited Power of Attorney shall be governed by the laws of the Commonwealth of Kentucky in all respects. Should any provision hereof be held invalid, that invalidity shall not affect the other provisions which shall remain in full force and effect.
IN WITNESS WHEREOF, H&R Block Bank has caused this Limited Power of Attorney to be duly executed as of ___________, 2013.
H&R BLOCK BANK

By:
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

Exhibit F